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                                                                    EXHIBIT 3.08

                                  AMENDMENT TO
                           AMENDED AND RESTATED BYLAWS
                                NOVEMBER 12, 2003

         The Corporation's Amended and Restated Bylaws are amended by adding
Section 11 to Article IX thereof, as follows:

                  "Section 11. Opt Out of Control Share Acquisition Statute. The provisions of Chapter 7B, Control Share Acquisitions, of the Michigan Business Corporation Act, as amended from time to time, relating to control share acquisitions, shall not be applicable to this Corporation."